SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 27, 2002

TIPPERARY CORPORATION
(Exact name of registrant as specified in its charter)

TEXAS	1-7796	75-1236955
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

633 Seventeenth Street, Suite 1550 Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (303) 293-9379

Not Applicable
(Former name or former address, if changed since last report)

Item 2.    Acquisition or Disposition of Assets.

On November 27, 2002, Tipperary Corporation (the “Company”) sold to Kerr-McGee Rocky Mountain Corporation (“Kerr-McGee”) 75% to 80% interests in 230,000 undeveloped acres in eastern Colorado for $4,800,000. The Company retained the remaining 25% to 20% interests in the acreage. The Company and Kerr-McGee entered into a joint operating agreement designating Kerr-McGee as operator and plan to begin exploration activities in early 2003.

As a result of sale, the Company expects to record a $1,400,000 gain, consistent with SEC SX Rule 4-10(C)(6)(i) for full cost accounting.

The transaction with Kerr-McGee was at arms-length. There were no material relationships between Kerr-McGee and the Company or any of its affiliates, any director or officer of the Company, or any associate of any such director or officer.

Item 7.    Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable.

(b)	Pro forma financial information.

The accompanying unaudited consolidated pro forma financial information has been prepared to give effect to the sale of interests to Kerr-McGee. The accompanying unaudited consolidated balance sheet as of September 30, 2002 was prepared as if the transactions occurred on September 30, 2002. Pro forma analysis of the consolidated statements of operations have not been prepared as the only effect to these statements is the $1,400,000 gain discussed above.

The following pro forma statements are subject to risks and uncertainties. Although the Company believes that its estimates are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The operations of the Company, both domestically and internationally, are subject to risks including, but not limited to, all of the risks that are encountered in the drilling and completing of wells, the risks associated with operating oil and gas properties, the potential drilling and development costs of the Company’s Australian and U.S. prospects, uninsured hazards, volatile oil and gas prices, foreign exchange rate risk and uncertain markets and governmental regulation. For a discussion of these and other risks which relate to the forward-looking statements contained herein, please see “Risk Factors” in the Company’s Registration Statement on Form S-3, SEC File No. 333-59052, which discussion is incorporated herein by reference

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Tipperary Corporation and Subsidiaries
Consolidated Balance Sheets
Pro Forma Analysis
(in thousands)
(unaudited)

	Historical as of September 30 2002	Proforma Nov. 27 Acreage Sale 2002	Proforma as of September 30 2002
ASSETS
Current assets:
Cash and cash equivalents	$3,480	$4,800	$8,280
Restricted cash	226	—	226
Receivables	1,657	—	1,657
Other current assets	238	—	238

	5,601	4,800	10,401

Property, plant and equipment, at cost:
Oil and gas properties, full cost method	72,390	(3,400)	68,990
Other property and equipment	4,024	—	4,024

	76,414	(3,400)	73,014
Less accumulated depreciation and amortization	(4,355)	—	(4,355)

Property plant and equipment, net	72,059	(3,400)	68,659

Deferred loan costs	6,103	—	6,103
Other noncurrent assets	92	—	92

	$83,855	$1,400	$85,255

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	2,110	—	2,110
Accounts payable	2,043	—	2,043
Accrued liabilities	2,480	—	2,480
Royalties payable	141	—	141

Total current liabilities	6,774	—	6,774

Long-term debt, net of current portion	22,989	—	22,989
Minority interest	662	—	662
Stockholders’ equity
Common stock	785	—	785
Capital in excess of par value	149,951	—	149,951
Accumulated deficit	(97,281)	1,400	(95,881)
Treasury stock, at cost	(25)	—	(25)

Total stockholders’ equity	53,430	1,400	54,830

	$83,855	$1,400	$85,255

See accompanying notes to unaudited pro forma consolidated balance sheets.

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Tipperary Corporation and Subsidiaries
Notes to Consolidated Pro Forma Balance Sheets

Note 1.    Pro Forma adjustment to cash

Amounts shown for prospect sales represent negotiated cash received as a result of the transaction.

Note 2.    Pro Forma adjustments to oil and gas properties and stockholder’s equity

Under the full cost method of accounting for oil and gas exploration and production, sales of oil and gas properties are accounted for as adjustments of capitalized costs, with no gain or loss recognized unless nonrecognition would significantly alter the relationship between capitalized costs and proved reserves of oil and gas attributable to a cost center. In determining gain or loss, the cost of the property sold is an allocation of the cost center’s total costs based on the relative fair market value of the property sold compared to the estimated fair market value of all properties in the cost center immediately prior to the sale. The allocated cost of the sale is estimated to be $3,400,000 whereby a $1,400,000 gain on the sale is expected to be recognized under the full cost method.

(c)	Exhibits

10.90	Purchase and Sale agreement dated November 27, 2002, between Tipperary Oil & Gas Corporation as Seller and Kerr-McGee Corporation as Buyer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 12, 2002.

TIPPERARY CORPORATION

By:	/s/ David L. Bradshaw
David L. Bradshaw, President, Chief Executive Officer and Chairman of the Board of Directors

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